EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-84906 and Form S-8 No. 333-129334) pertaining to the Elevance Health 401(k) Plan of our report dated June 17, 2026, with respect to the financial statements and schedule of the Elevance Health 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Indianapolis, Indiana
June 17, 2026